Exhibit 99.1

Summer Infant Reports First Quarter Results

Starts Year with Strong Margins, $0.01 EPS, and Improving Growth Outlook

WOONSOCKET, R.I., May 03, 2017 (GLOBE NEWSWIRE) -- Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ:SUMR), a global leader in premium infant and juvenile products, today announced financial results for the fiscal first quarter ended April 1, 2017.

“We began fiscal 2017 with strong margins while focusing on initiatives to further improve top line growth and overall operating performance,” said Mark Messner, President and CEO. “We posted a third quarter of positive EPS within the last twelve months and, given current demand trends, are optimistic about the quarters to come. While revenue was negatively impacted by a challenging brick and mortar retail environment, we saw double-digit sales expansion both online and internationally and took additional strategic measures to streamline our product development efforts. We feel confident that steps already taken will positively impact financial results through the remainder of 2017 and beyond.”

First Quarter Results

Net sales for the three months ended April 1, 2017 were $47.3 million compared with $49.7 million for the three months ended April 2, 2016. Revenue declined due to lower sales of BornFree® products, swaddles, and certain Summer® monitors, partially offset by increased sales of safety and gear products.

Gross profit for the first quarter of 2017 was $15.3 million compared with $15.7 million for the first quarter of 2016, and gross margin was 32.3% in fiscal 2017 versus 31.7% in the prior year. The three months ended April 2, 2016 included $0.3 million in temporary demurrage charges and $0.2 million in foreign exchange losses, with no similar items in the current fiscal year period.

Selling expenses were $3.9 million in the first quarter of 2017, essentially flat compared with the first quarter of 2016. General and administrative expenses (G&A) were $9.3 million in fiscal 2017 versus $10.8 million in 2016, with the year-over-year decline due in part to the resolution, in December 2016, of outstanding litigation; G&A as a percent of sales declined to 19.6% from 21.6% in the prior year period. Interest expense was $0.7 million in the first quarter of 2017 versus $0.6 million last year.

The Company reported net income of $0.2 million, or $0.01 per share, in the first quarter of 2017 compared with a net loss of $0.3 million, or $(0.02) per share, in the first quarter of 2016. Adjusted EBITDA for the first quarter was $2.4 million versus $3.2 million for the first quarter of 2016. Adjusted EBITDA for the first quarter of 2017 includes $0.2 million in bank permitted add-back charges compared with $2.0 million for the first quarter of 2016.

Adjusted EBITDA is a non-GAAP metric. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of April 1, 2017, Summer Infant had approximately $0.7 million of cash and $47.9 million of debt compared with $1.0 million of cash and $46.9 million of debt on December 31, 2016. Inventory as of April 1, 2017 was $36.8 million compared with $36.1 million as of December 31, 2016.

Trade receivables at the end of the first quarter were $34.4 million compared with $34.1 million as of December 31, 2016. Accounts payable and accrued expenses were $37.1 million as of April 1, 2017 compared with $38.4 million at the beginning of the fiscal year.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, May 4, at 9:00 a.m. ET. To listen to the live call, visit the Investor Relations section of the Company's website at www.summerinfant.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About Summer Infant, Inc.
Based in Woonsocket, Rhode Island, the Company is a global leader of premium infant and juvenile products which are sold principally to large North American and international retailers. The Company currently sells proprietary products in a number of different categories including nursery, audio/video monitors, safety gates, durable bath products, bed rails, nursery products, strollers, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, and infant feeding products. For more information about the Company, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information
This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, constant currency, adjusted net income and adjusted earnings per share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release.  Constant currency sales are determined by applying a fixed exchange rate, calculated as the 12-month average, to the current local currency sales amounts, with the difference in reported sales being attributable to currency. Non-GAAP adjusted net income/loss and adjusted earnings/loss per share exclude certain items, and the tax impact of these items, as detailed in the reconciliation table included in this release.  Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements and comply with the financial covenants of its loan agreements.  These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements
Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s expectations regarding future operating performance and the impact of its brand strategy for 2017 and beyond. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses, including legal expenses; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to grow sales with existing and new customers and in new channels; the Company’s ability to meet required financial covenants under its loan agreements; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)
	Three Months Ended
	April 1, 2017	April 2, 2016

Net sales	$47,340	$49,670
Cost of goods sold	32,051	33,944
Gross profit	$15,289	$15,726
General and administrative expenses(1)	9,272	10,753
Selling expense	3,911	3,916
Depreciation and amortization	1,056	1,156
Operating income/(loss)	$1,050	$(99)
Interest expense	724	640
Income/(loss) before taxes	$326	$(739)
Income tax provision/(benefit)	156	(406)
Net income/(loss)	$170	$(333)
Income/(loss) per diluted share	$0.01	$(0.02)

Shares used in fully diluted EPS	18,599,386	18,386,572

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	April 1, 2017	April 2, 2016

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$170	$(333)
Plus: interest expense	724	640
Plus: provision/(benefit) for income taxes	156	(406)
Plus: depreciation and amortization	1,056	1,156
Plus: non-cash stock based compensation expense	85	127
Plus: permitted add-backs (a)	169	1,984
Adjusted EBITDA (Non-GAAP)	$2,360	$3,168

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$170	$(333)
Plus: permitted add-backs(a)	169	1,984
Tax impact of items impacting comparability(b)	(57)	(675)
Adjusted Net income/(loss) (Non-GAAP)	$282	$976
Adjusted Earnings per diluted share (Non-GAAP)	$0.02	$0.05

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended April 1, 2017 include severance $326 ($111 tax impact), restructuring fees $90 ($30 tax impact), board fees $88 ($30 tax impact) less a credit to special projects, primarily litigation $335 ($114 tax impact). Permitted add-backs for the three months ended April 2, 2016 include special projects, primarily litigation fees $1,439 ($489 tax impact), restructuring costs $224 ($76 tax impact), board fees $127 ($43 tax impact), severance costs $99 ($34 tax impact) and excess production costs $95 ($33 tax impact). For comparison purposes, the permitted add-backs for the three-month period ended April 2, 2016 have been restated to conform to the definition of Adjusted EBITDA as set forth in the Company's credit facility as amended in February 2017.

(b) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc.
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	April 1, 2017	December 31, 2016
	(unaudited)

Cash and cash equivalents	$724	$999
Trade receivables, net	34,369	34,137
Inventory, net	36,839	36,140
Property and equipment, net	9,811	9,965
Intangible assets, net	14,621	14,813
Other assets	5,288	5,683
Total assets	$101,652	$101,737

Accounts payable	$28,359	$30,684
Accrued expenses	8,724	7,757
Current portion of long-term debt	4,500	4,500
Long term debt, less current portion (1)	42,176	41,206
Other long term liabilities	2,728	2,770
Total liabilities	86,487	86,917

Total stockholders’ equity	15,165	14,820
Total liabilities and stockholders’ equity	$101,652	$101,737

(1) Under new U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $1,242 and $1,226 of unamortized financing fees in the periods ending April 1, 2017 and December 31, 2016, respectively.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com